EXHIBIT 22
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FOR IMMEDIATE RELEASE

              PROXY GOVERNANCE, INC., AN INDEPENDENT PROXY ADVISOR,
                  RECOMMENDS THAT SHAREHOLDERS SUPPORT PARDUS'
               SLATE OF DIRECTORS AND RECOMMENDS THAT SHAREHOLDERS
                     VOTE AGAINST BALLY'S COMPENSATION PLAN

NEW YORK - (BUSINESS WIRE) - January 23, 2006

         Pardus European Special Opportunities Master Fund L.P. is pleased to announce that Proxy Governance, Inc., an independent proxy advisor, recommends that shareholders of Bally Total Fitness Holding Corporation (NYSE: BFT) (the "Company") support Pardus' slate of directors and recommends that shareholders vote AGAINST the Company's compensation plan in connection with the upcoming annual meeting of shareholders scheduled to take place on January 26, 2006.

         Proxy Governance notes in its report, "[w]e do believe that the company's current board could benefit from outside viewpoints represented by the Pardus slate . . . [and] [w]e believe the third [Pardus nominee], Kornstein, has a background that could be useful in helping the board oversee a sale or strategic transaction at Bally. Accordingly, we recommend that shareholders support Pardus' full slate of directors at the upcoming meeting . . .."

         Proxy Governance also urged shareholders to vote AGAINST the Company's proposed new Omnibus Stock Plan, noting that "we have serious reservations about the timing and manner in which the plan may be implemented. Specifically, we refer to management's sizeable stock sales only a month ago. We question whether they will ultimately participate in the plan or not and why they should be granted new awards under these circumstances . . . we do not think it is appropriate or necessary that the company grant equity awards prior to its possible sale (particularly since only 75 out of 23,000 employees are eligible to participate)."

         Pardus urges shareholders to vote FOR the Pardus nominees and against the Company's proposed new Omnibus Stock Plan by signing, dating and returning the GREEN proxy card. Shareholders with questions or in need of assistance in voting their shares should contact Pardus' proxy solicitor, D.F. King & Co., Inc., toll-free at 888-644-6071 or collect at 212-269-5550.

CONTACT: Joseph R. Thornton, +1-212-719-7551, Pardus European Special Opportunities Master Fund L.P.; or Richard Grubaugh, +1-212-269-5550, D.F. King & Co., Inc.